Page 1: Eagle Pharmaceuticals Reports Third Quarter 2015 Results

For Immediate Release
Eagle Pharmaceuticals, Inc. Reports Third Quarter 2015 Results
WOODCLIFF LAKE, N.J.—November 11, 2015—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three- and nine-month periods ended September 30, 2015. Highlights of and subsequent to the third quarter of 2015 include:

•
Entered into a co-promotion agreement with Spectrum Pharmaceuticals, under which Spectrum’s 32-person Corporate Accounts Sales Team, focused in the hematology and oncology space, will dedicate 80% of its time to marketing up to six Eagle products over the next 18 months. The agreement facilitates Eagle’s transition into a fully commercial pharmaceutical company with limited commercial risk and minimal financial obligation. Eagle will also hire up to 20 Direct Sales Representatives as part of its long-term commercialization strategy;

•
Entered into an exclusive U.S. licensing agreement with Teikoku Pharma USA Inc. to market, sell and distribute Docetaxel Injection Concentrate, Non-Alcohol Formula, an investigational product intended for the treatment of breast cancer, non-small cell lung cancer, prostate cancer, gastric adenocarcinoma, and head and neck cancer (PDUFA Date: December 26, 2015);

•
Successfully completed the clinical portion of its safety and efficacy study in September 2015 to evaluate RYANODEX® (dantrolene sodium for injectable suspension) for the treatment of exertional heat stroke (EHS). Based on preliminary study results, participants who received RYANODEX in combination with the Standard of Care[1] showed no significant drug-related adverse events. Data analysis for the study is expected to be completed and released shortly;

•
The U. S. Patent and Trademark Office granted a new patent, expiring in March 2033, for the use of bendamustine hydrochloride (HCl) in a 50ml bag within ten minutes (the “rapid infusion” product). This new patent, along with three previously issued patents, further expands and protects Eagle’s bendamustine HCI intellectual property estate;

•	Product sales increased to $3.3 million compared to $0.9 million for the three months ended September 30, 2014;

•	Total revenue was $5.7 million compared to $2.8 million for the three months ended September 30, 2014;

•	Net loss was $10.2 million, or $0.65 per basic and diluted share, compared to a net loss of $9.1 million, or $0.65 per basic and diluted share, for the three months ended September 30, 2014; and

•	Cash, cash equivalents and short-term investments were $96.0 million at September 30, 2015.

“Eagle has accomplished a great deal already this year, and we remain focused on achieving our goals in the particularly exciting and important final weeks ahead,” said Scott Tarriff, President and Chief Executive

1 Standard of Care consists of body cooling by physical methods (e.g. cold water immersion, cold water mist, ice packs application) and supportive measures.

Page 2: Eagle Pharmaceuticals Reports Third Quarter 2015 Results

Officer of Eagle Pharmaceuticals. “As we near the end of 2015 and enter 2016, there is the potential for us to have as many as four in-market products by May of next year.
“We are preparing for three important events at Eagle over the next several weeks, including reporting the results of our clinical study for RYANODEX in Exertional Heat Stroke shortly. Thereafter, we are awaiting approval of two products with December PDUFA dates: our rapidly infused bendamustine product, and our recently licensed Docetaxel Injection Concentrate, Non-Alcohol Formula, which has the potential to be the first alcohol-free docetaxel formulation approved in the US. Looking further ahead, we may receive approval of RTU bivalirudin in March 2016 and our tentatively approved liquid bendamustine in the 500ml bag on May 1st, 2016. Regarding rapidly infused bendamustine, we believe our commercial partner, Teva, will convert most or all of the market quickly in what we expect will be a promising launch in 2016. Regarding our other products, with a highly-talented commercial team now in place, we are able to capitalize on the exciting opportunities that lie ahead in order to deliver long term value to shareholders.”
Third Quarter 2015 Financial Results
Total revenue for the three months ended September 30, 2015 was $5.7 million, as compared to $2.8 million for the three months ended September 30, 2014. A summary of total revenue is outlined below:

	Three Months Ended September 30,		Increase
	2015	2014
	(in thousands)
Product sales	$3,314	$877	$2,437
Royalty income	2,422	1,934	488
Total revenue	$5,736	$2,811	$2,925
Product sales are primarily comprised of sales of RYANODEX, which was launched in August 2014, diclofenac-misoprostol, which was launched in January 2015, and sales of argatroban to two commercial partners. The latter also contributes royalty income. The $2.4 million increase in product sales in the third quarter of 2015 was driven by $0.7 million in net product sales of diclofenac-misoprostol (launched in January 2015), an increase of $1.0 million in net product sales of RYANODEX (launched in August 2014), and an increase in argatroban product sales of $0.7 million.
The $0.5 million increase in royalty income in the third quarter of 2015 reflects higher end-use sales of argatroban by our commercial partners.
Cost of revenues increased by $1.6 million to $3.8 million in the three months ended September 30, 2015 from $2.2 million in the three months ended September 30, 2014. This $1.6 million net increase resulted from $0.4 million in cost of revenue for diclofenac-misoprostol, an increase of $0.5 million in cost of revenue for RYANODEX due to increased product sales, and an increase of $0.7 million in argatroban cost of revenue due to increased product sales.
Research and development expenses were $6.9 million in the third quarter of 2015 as compared to $5.9 million in the three months ended September 30, 2014. The increase reflects an increase in project spending for the successful completion of the clinical treatment portion of the safety and efficacy study of RYANODEX (dantrolene sodium) for exertional heatstroke and an increase in project spending for Pemetrexed. The increased spending for these

Page 3: Eagle Pharmaceuticals Reports Third Quarter 2015 Results

projects were offset by a decrease in project spending for bendamustine ready to dilute, 500ml and bendamustine rapid infusion due to the timing of research and development activities performed.
Selling, general and administrative expenses increased $1.6 million to $5.5 million in the third quarter of 2015, compared to $3.9 million in the three months ended September 30, 2014. This increase is related to a $0.4 million increase in professional fees, $1.4 million increase in selling, general and administrative salary and personnel related expenses, and $0.3 million increase in miscellaneous expenses offset by a $0.5 million decrease in marketing related to RYANODEX.
Net loss for the third quarter of 2015 was $10.2 million, compared to net loss of $9.1 million for the three months ended September 30, 2014, as a result of the factors discussed above.
Liquidity
As of September 30, 2015, the Company had $96.0 million in cash, cash equivalents and short-term investments; $196.0 million in additional paid in capital; and $87.6 million in stockholders’ equity.
Conference Call
As previously announced, Eagle management will host its third quarter conference call as follows:

Date	Wednesday, November 11, 2015
Time	8:30 a.m. EST
Telephone	877-876-9177 (U.S.) or 785-424-1666 (International)
Access code	EGRXQ315
Webcast (live and archive)	www.eagleus.com

A telephone replay will be available shortly after the completion of the call for one week by dialing 800-839-3735 (U.S.) or 402-220-2977 (International) and entering conference call ID EGRXQ315.

About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “facilitates,” “potentially,” “look forward,” “on track,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the marketing of Eagle products by the sales team at Spectrum Pharmaceuticals (“Spectrum”); Eagle’s plan to hire 20 direct sales representatives; the approval of, and marketing, sale, and distribution of, Docetaxel Injection Concentrate, Non-Alcohol Formula, under the licensing agreement with Teikoku Pharma

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USA (“Teikoku); the results of data analysis of the RYANODEX® study; the achievement of milestones under the license agreement with Cephalon, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd (“Teva”), for the U.S. and Canadian rights to Eagle’s bendamustine hydrochloride rapid infusion product and their impact on Eagle’s profitability; the replication of the success of our sales of RYANODEX® for our other product candidates, including our RTU bivalirudin candidate and tentatively-approved liquid bendamustine product in the 500ml bag; and the impact of such anticipated events and outcomes on Eagle’s profitability. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: the success of our commercial relationship with the Spectrum sales team; our ability to hire, and the success of, the direct sales representatives we plan to hire;; success in gaining timely FDA approval of the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen, and for the RTU bivalirudin product for the treatment of patients (1) undergoing percutaneous coronary intervention (PCI) with use of glycoprotein IIb/IIIa inhibitor, (2) undergoing PCI with, or at risk of, heparin-induced thrombocytopenia and thrombosis syndrome, and/or (3) with unstable angina undergoing percutaneous transluminal coronary angioplasty (PTCA), if at all; the timing and level of success of a future launch of the rapid infusion bendamustine product by Teva and the RTU bivalirudin product by Eagle; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended September 30, 2014, and its other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact
In-Site Communications, Inc.
Lisa M. Wilson
President
212-452-2793

-- Financial tables follow –

Page 5: Eagle Pharmaceuticals Reports Third Quarter 2015 Results

EAGLE PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue:
Product sales	$3,314	$877	$10,099	$2,402
Royalty income	2,422	1,934	7,947	7,440
License and other income	—	—	30,000	3,765
Total revenue	5,736	2,811	48,046	13,607
Operating expenses:
Cost of revenue	3,753	2,175	13,049	7,090
Research and development	6,911	5,888	19,073	14,227
Selling, general and administrative	5,460	3,854	14,557	7,981
Total operating expenses	16,124	11,917	46,679	29,298
Income (Loss) from operations	(10,388)	(9,106)	1,367	(15,691)
Interest income	8	4	22	30
Interest expense	(5)	(2)	(9)	(8)
Change in value of warrant liability	—	—	—	(383)
Other income	—	—	—	35
Total other income (expense)	3	2	13	(326)
Income (Loss) before income tax benefit(provision)	(10,385)	(9,104)	1,380	(16,017)
Income tax benefit (provision)	218	—	(28)	1,295
Net Income (Loss)	$(10,167)	$(9,104)	$1,352	$(14,722)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	—	—	—	(534)
Net income (loss) attributable to common stockholders	$(10,167)	$(9,104)	$1,352	$(15,256)
Earnings per share attributable to common stockholders:
Basic	$(0.65)	$(0.65)	$0.09	$(1.24)
Diluted	$(0.65)	$(0.65)	$0.08	$(1.24)
Weighted average number of common shares outstanding:
Basic	15,589,818	14,021,933	15,132,797	12,320,311
Diluted	15,589,818	14,021,933	16,123,729	12,320,311

Page 6: Eagle Pharmaceuticals Reports Third Quarter 2015 Results

EAGLE PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$71,979	$34,869
Short term investments	24,000	—
Accounts receivable	12,218	11,956
Inventories	7,348	1,242
Prepaid expenses and other current assets	4,757	1,640
Total current assets	120,302	49,707
Property and equipment, net	1,803	342
Other assets	111	45
Total assets	$122,216	$50,094
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,148	$3,501
Accrued expenses	14,439	12,165
Deferred revenue	6,000	6,520
Total current liabilities	34,587	22,186
Commitments and contingencies
Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,589,844 and 14,036,680 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	15	14
Additional paid in capital	195,945	137,577
Accumulated deficit	(108,331)	(109,683)
Total stockholders' equity	87,629	27,908
Total liabilities and stockholders' equity	$122,216	$50,094

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